Management Agreement

THIS MANAGEMENT AGREEMENT (the "Agreement") effective as of the 19th day of June, 2006.

BETWEEN

SOUND REVOLUTION INC. & CHARITY TUNES INC.
345 West 11th Avenue, Unit 4
Vancouver British Columbia Canada V5Y 1T3

(the "Company")

AND

ROBIN RAM
78 Cliffwood Drive
Port Moody British Columbia Canada V3H 5M1

(the “Executive”)

WHEREAS:

A	The Company is engaged in the business of online music sales and distribution; and

B	The Company and the Executive have agreed to enter into a management agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1	Duties

1.1

The Company appoints the Executive to undertake the duties and exercise the powers as Chief Operating Officer of the Company, as may be requested of the Executive by the Company, and in the other offices to which the Executive may be appointed by the subsidiary companies of the Company, and the Executive accepts the office, on the terms and conditions set forth in this Agreement.

1.2	The Executive will be required to perform the duties customarily required of a Chief Operating Officer, and specifically the Executive will be required to:

(a) negotiate and build alliances with major music companies;

(b) negotiate and build alliances with major charities/not-for-profit organizations;

(c) secure corporate partnerships and sponsorships; and

(d) assist the Company in policy development.

2	Term

2.1

The Executive’s appointment shall commence with effect from June 19, 2006 and shall continue for a period of one year or until terminated in accordance with the provisions of clause 7 of this Agreement. After one year, the Agreement will be automatically renewed on the same terms and conditions, unless the Agreement has been modified in writing and signed by both parties.

3	Compensation

3.1	Remuneration. The remuneration of the Executive for his services shall be:

(a)

First Partial Quarter: Upon the execution of this Agreement, the Executive shall receive common stock of the Company, registered on Form S-8, with a fair market value of $12,000 US, to compensate the Executive from the date of this Agreement to September 1, 2006.

(b)

Quarterly: Beginning on September 1, 2006, the Executive will receive common stock of the Company, registered on Form S-8, with a fair market value of $15,000.00 US per quarterly period (3 months). This amount will be due on the first business day of the Company's fiscal quarter (the “Due Date”), with the first payment on September 1, 2006, in advance for the quarterly period September , 2006 to November 30, 2006. The fair market value of the common stock will be determined by the average closing price of the common stock for the 5 trading days prior to the Due Date.

The Executive has the option of substituting the $15,000.00 quarterly S-8 stock payments to pro rated montly cash payments upon giving the Company 30 days written notice.

(c)	The Executive's Quarterly Salary of $15,000 US (the "Salary") will be increased as follows, and on the occurrence of the following events:

1.	If the Company raises between $500,000 and $1,000,000 of capital, the Salary shall be increased by a minimum of 25%;

2.	If the Company raises between $1,000,000 and $2,000,000 of capital, the Salary shall be increased by a minimum of 50%; and

3.	If the Company raises between $2,000,000 and $5,000,000 of capital, the salary shall be increased by a minimum of 100%.

(d)	Quarterly: The Executive will receive further compensation as options to purchase common stock of the Company, registered on Form S-8 (the “Options”), according to the following schedule:

August 1 – the Executive will receive 100,000 Options at $1.00 per share as compensation for the period from July 1 - August 31;

September 1 – the Executive will receive 100,000 Options at $1.50 per share as compensation for the period from September 1 to November 30;

December 1, 2006 – the Executive will receive 100,000 Options at $2.00 per share as compensation for the period from December 1 to February 28; and

March 1, 2007 – the Executive will receive 100,000 Options at $2.50 per share as compensation for the period from March 1 to May 31.

All Options granted to the Executive pursuant to this Agreement will be exercisable by the Executive for a period of 2 years after they are granted or up to 90 days after the termination of the Agreement, whichever occurs earlier. If this Agreement is terminated for any reason prior to any or all of the Options being granted to the Executive, the remaining Options will not be granted to the Executive.

Further details about the Options will be contained in the corresponding option agreements which will be entered into at the time the options will be granted.

3.2

Expenses. The Executive will be entitled to receive reimbursement for expenses up to $1,000 per month. The expenses shall mean home office expenses and other expenses incurred by the Executive that are directly related to his duties as Chief Operating Officer of the Company. The Executive will be reimbursed for expense within 10 days of the Executive submitting a request to the Company, with original receipts and proof of payment. In some cases the Executive will be reimbursed in advance, however, in order for the Executive to be reimbursed in advance the expenses must first be approved in writing by the Company. If the Executive anticipates that he will need to incur expenses of more than $1,000 in any particular month, he will submit a budget proposal to the President of the Company in advance. If the President authorizes the increased expenses in writing, the Company will fully reimburse (or pay in advance) the expenses to the Executive. Executive will deliver receipts and proof of payment within 30 days of receiving advance payment of expenses. The Company shall apply for corporate credit cards for use by the Executive to pay Company expenses.

3.3	Bonuses. The Company, shall pay the Executive bonuses of stock upon the completion of major milestones by the Executive as follows:

(a)

for each distribution agreement the Company enters into with a major music company (EMI, Universal, Sony/BMG or Warner) which accessing at least 30% of the major's library, Executive shall be awarded 10,000 free trading common shares (registered on Form S-8) and 50,000 common shares (restricted for 1 year);

(b) for each partnership or alliance established with a major charity that has been arranged by the Executive, Executive shall be awarded 30,000 common shares (restricted for 1 year);

(c) for each major corporate sponsorship or alliance with a major corporation that has been arranged by the Executive, Executive shall be awarded 30,000 common shares (restricted 1 year);

(d) once the Company has generated a minimum of $50,000 in monthly revenues for 3 consecutive months, Executive shall be awarded 30,000 common shares (restricted 1 year); and

(e)

for any acquisitions by the Company ot companies or assets that are arranged by the Executive, the Executive shall receive a minimum of 30,000 common shares (restricted 1 year) and the board of directors of the Company shall determine how much compensation should be paid to the Executive taking into account the size and the merits of the acquisition.

4	Authority

4.1	The Executive shall conform to all lawful instructions and directions given to the Executive by the Chief Executive Officer and the Board of Directors of the Company.

5	Non-solicitation

5.1	The Executive also agrees that:

(a) during the term of this Agreement he or she will not hire or take away or cause to be hired or taken away any employee or consultant of the Company; and

(b)

for a period of 12 months following the termination of this agreement, the Executive will not hire or take away or cause to be hired or taken away any employee who was in the employ of the Company during the 12 months preceding such termination.

6	Confidential Information

6.1

The Executive acknowledges that as the Chief Operating Officer and in any other position as the Executive may hold, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) trade secrets; and

(b) confidential information concerning the business operations or financing of the Company.

6.2

The Executive acknowledges that the information referred to in clause 6.1 could be used to the detriment of the Company. Accordingly, the Executive undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Executive’s services under this Agreement), or after the termination of this Agreement, except with the written permission of an officer of the Company.

6.3	The terms and conditions of the Non-Disclosure Agreement, dated, May 29, 2006, entered into between the Company and the Executive are hereby incorporated by reference into this Agreement.

7	Termination

7.1

Either the Company or the Executive may terminate this Agreement at any time, for any reason, provided that 60 days’ notice has been delivered by the party terminating the Agreement. After 1 year, the period for notice will increase to 120 days’ notice by either party.

8	Principal Location

8.1

The principal location where the Executive will be performing his duties will be from his home office or at any other location that the Company may determine upon giving the Executive reasonable notice.

9	Company’s Property

9.1

The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement. The Executive hereby assigns any and all copyright to the Company on all literary and other artistic works created for the benefit of the Company towards which the Executive contributes, and the Executive waives any and all moral rights that may be associated with such works.

10	Assignment of Rights

10.1	The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Executive under this Agreement are not assignable or transferable in any manner.

11	Notices

11.1

Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive’s address last known to the Company, or if delivered to the Executive via facsimile.

11.2

Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Executive, or if delivered to the Company via facsimile.

12	Currency

12.1	All amounts in this Agreement are in United States Dollars, unless indicated otherwise.

13	Severability

13.1

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

14	Modification of Agreement

14.1	Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

15	Governing Law and Jurisdiction

15.1	This Agreement shall be construed in accordance with the laws of the Province of British Columbia. Both parties agree to attorn to the jurisdiction of the British Columbia respecting this Agreement.

16	Countersignatures

16.1

This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

SOUND REVOLUTION INC.	EXECUTIVE
by its authorized signatory

/s/ Penny Green	/s/ Robin Ram
Penny Green, President	Robin Ram